EXHIBIT 99.1

FuelCell Energy Reports First Quarter 2018 Financial Results and Business Update

•	Revenue of $38.6 million in Q1 2018 vs. $17.0 million in Q1 2017
•	Backlog and project awards totaled $1.6 billion
•	Cash, restricted cash and cash equivalents totaled $115.4 million
•	Continued execution of 20 MW contract with Korea Southern Power Company

DANBURY, CT – March 8, 2018 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today reported financial results for its first fiscal quarter ended January 31, 2018 and key business highlights.

Financial Results

FuelCell Energy, Inc. (the Company) reported total revenues for the first quarter of 2018 of $38.6 million, compared to $17.0 million for the first quarter of 2017, including:

•

Product sales totaled $29.5 million for the first quarter of 2018 compared to $1.8 million for the first quarter of 2017.  The increase is primarily a result of the completion of deliveries under a 20 megawatt order for a utility project to be owned by Korea Southern Power Company.

•

Service and license revenue totaled $4.1 million for the first quarter of 2018 compared to $6.9 million for the first quarter of 2017.  The difference between the periods is primarily due to the lower number of scheduled module replacements under the Company’s service agreements in the first quarter of 2018.

•	Generation revenue totaled $1.9 million for the first quarter of 2018 compared to $2.1 million for the first quarter of 2017.
•

Advanced technologies contract revenue totaled $3.1 million for the first quarter of 2018 compared to $6.2 million for the first quarter of 2017.  Revenue was lower for the first quarter of 2018 primarily due to the timing of project milestones under existing contracts.

The gross profit generated in the first quarter of 2018 totaled $4.6 million and the gross margin was 12.0 percent, compared to $1.8 million generated in the first quarter of 2017 and a gross margin of 10.7 percent.

Operating expenses for the first quarter of 2018 totaled $10.2 million compared to $12.7 million for the first quarter of 2017.  This decrease was primarily due to lack of restructuring expenses in the first quarter of 2018 and lower research and development expenses following the introduction of the 3.7 MW SureSource 4000 TM.

Net loss attributable to common stockholders for the first quarter of 2018 totaled $8.4 million, or $0.12 per basic and diluted share, compared to $14.5 million, or $0.39 per basic and diluted share, for the first quarter of 2017.   Net loss attributable to common stockholders in the first quarter of fiscal 2018 includes a deemed dividend totaling $3.5 million on the Series C preferred shares. Installment conversions where the conversion price is below the fixed conversion price of $1.84 per share result in a variable number of shares being issued to settle the installment amount and are treated as a partial redemption of the Series C Preferred Shares.  Installment conversions during the three months ended January 31, 2018 that were settled in a variable number of shares and treated as redemptions resulted in deemed dividends of $3.5 million.

FuelCell Energy First Quarter Fiscal 2018 Results	Page 2

The Company recorded an income tax benefit totaling $3.0 million for the three months ended January 31, 2018 compared to income tax expense of $0.1 million for the three months ended January 31, 2017.  The income tax benefit for the three months ended January 31, 2018 related to the Tax Cuts and Jobs Act (the “Act”) that was enacted on December 22, 2017. The Act reduced the U.S. federal tax rate from 34% to 21% effective January 1, 2018 which resulted in a deferred tax benefit of $1.0 million related to a reduction of the Company’s deferred tax liability for in process research and development (“IPR&D”).  The Act also established an unlimited carryforward period for the net operating loss (“NOL”) the Company anticipates generating in fiscal year 2018.  This provision of the Act resulted in a reduction of the valuation allowance attributable to deferred tax assets at the enactment date by $2.0 million based on the indefinite life of the resulting NOL as well as the deferred tax liability for IPR&D.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, a Non-GAAP measure) in the first quarter of 2018 totaled ($2.8) million compared to ($6.5) million in the first quarter of 2017. Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of Adjusted EBITDA.

Backlog and Project Awards

The Company had a contract backlog totaling approximately $638.5 million as of January 31, 2018 compared to $437.3 million as of January 31, 2017.

•

Services backlog totaled $178.7 million as of January 31, 2018 compared to $199.8 million as of January 31, 2017.  Services backlog includes future contracted revenue from routine maintenance and scheduled module exchanges for power plants under service agreements.

•

Generation backlog totaled $414.5 million as of January 31, 2018 compared to $169.9 million as of January 31, 2017.  Generation backlog represents future contracted energy sales under contracted power purchase agreements between the Company and the end-user of the power.  The previously announced Toyota Hydrogen / BioMAT project was added to Generation backlog during the first quarter of 2018.

•

Product sales backlog totaled $2.2 million as of January 31, 2018 compared to $13.5 million as of January 31, 2017. Product sales backlog primarily consists of the remaining scope of work on the 20 megawatt Korean utility order.

•	Advanced technologies contracts backlog totaled $43.1 million as of January 31, 2018 compared to $54.1 million as of January 31, 2017.

Backlog represents definitive agreements executed by the Company and our customers. The Company has disclosed its intention to grow its generation portfolio of owned project assets prudently over time. Projects with respect to which the Company intends to retain ownership are included in generation backlog which represents future revenue under long-term power purchase agreements. Projects sold to customers (and not retained by the Company) are included in product and service backlog. Project awards referenced by the Company are notifications that the Company has been selected, typically through a competitive bidding process, to enter into definitive agreements. These awards have been publicly disclosed.  The Company is working to enter into definitive agreements with respect to these project awards and, upon execution of a definitive agreement with respect to a project award, that project award will become backlog. Project awards that were not included in backlog as of January 31, 2018 include the 39.8 megawatt Long Island Power Authority (“LIPA”) project awards (which would become generation backlog) and the 20 year service agreement supporting the 20 megawatt Korean utility project. These awards in total represent approximately $936 million of future revenue potential, assuming the Company retains ownership of the LIPA projects.

FuelCell Energy First Quarter Fiscal 2018 Results	Page 3

Cash, restricted cash and borrowing ability

Cash, cash equivalents, restricted cash and borrowing ability under the NRG Energy revolving project financing facility totaled $155.4 million as of January 31, 2018, including:

•	Total cash of $115.4 million, including $76.8 million of unrestricted cash and cash equivalents and $38.6 million of restricted cash.
•	$40.0 million of borrowing ability under the NRG Energy revolving project financing facility.

Project Assets

Long term project assets consists of projects developed by the Company that are structured with power purchase agreements (PPAs), which generate recurring monthly Generation revenue and cash flow, as well as projects the Company is developing and expects to retain and operate.  Long term project assets totaled $75.8 million as of January 31, 2018, consisting of five projects totaling 11.2 megawatts plus costs incurred to date for an additional 21.7 megawatts of previously announced projects that are under various stages of construction.

Business Highlights and Recent Developments

•

Shipments were completed in the first quarter of 2018 for the 20 megawatt Korean utility project to be owned by Korea Southern Power Company. Installation of this project is now in process. The Company expects to begin commissioning activities in the spring of 2018 and the plant is expected to be operational in late summer 2018.

•

In February, Congress passed, and the President signed into law, key tax credit measures creating financial incentives for the purchase and use of fuel cell technology. These are expected to aid market expansion and product deployment by enhancing the economic profile of FuelCell Energy’s projects.

o

The Investment Tax Credit (“ITC”) added fuel cells to the list of eligible clean energy investments. The ITC provides for a tax credit equal to 30% of qualified expenditures for fuel cell projects placed in service through 2019, 26% for projects which commence construction in 2020, and 22% for projects which commence construction in 2021.

o

The Carbon Dioxide Sequestration Credit expanded and extended the financial incentives for CO2 capture. It was extended for 12 years, removed the limit on the metric tons eligible for credit, and increased the credit up to $50 per ton from the previous $10 per ton.

•

In February, we executed a PPA for a 5 megawatt project with Wm. Bolthouse Farms, Inc. for the long-term supply of power to their Bakersfield, CA plant. Bolthouse Farms is a subsidiary of existing FuelCell customer Campbell Soup Company. Upon completion of this project, Campbell Soup Company subsidiaries will generate a total of 7.6 megawatts of energy using FuelCell power plants.

“We are pleased that solid execution in our global markets continues to translate to improved financial results compared to the prior year,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy.  “We continue to see favorable momentum in our marketplace, both in U.S. federal policy and with project execution and development. The passage and execution of the two legislative bills in February levels the playing field for fuel cells and will attract capital investment, which will enable us to continue to expand our market reach of this ultra-clean, efficient energy solution. Lastly, the signing of a PPA with Bolthouse Farms extends our relationship with a long-term customer Campbell Soup Company, and is a testament to the quality product and service solutions FuelCell Energy delivers.”

FuelCell Energy First Quarter Fiscal 2018 Results	Page 4

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on Thursday, March 8, 2018 to discuss the first quarter results for 2018. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call and supporting slide presentation will be available at www.fuelcellenergy.com.  To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 8th earnings call event listed, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 2987939.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

FuelCell Energy First Quarter Fiscal 2018 Results	Page 5

Contact:	FuelCell Energy, Inc. ir@fce.com 203.205.2491 Source: FuelCell Energy

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FuelCell Energy First Quarter Fiscal 2018 Results	Page 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$76,776	$49,294
Restricted cash and cash equivalents – short-term	5,230	4,628
Accounts receivable, net	44,081	68,521
Inventories	59,868	74,496
Other current assets	7,567	6,571
Total current assets	193,522	203,510

Restricted cash and cash equivalents – long-term	33,425	33,526
Project assets	75,754	73,001
Property, plant and equipment, net	44,093	43,565
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets	14,413	16,517
Total assets	$374,874	$383,786

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$23,513	$28,281
Accounts payable	37,829	42,616
Accrued liabilities	21,513	18,381
Deferred revenue	10,429	7,964
Preferred stock obligation of subsidiary	865	836
Total current liabilities	94,149	98,078

Long-term deferred revenue	18,364	18,915
Long-term preferred stock obligation of subsidiary	15,012	14,221
Long-term debt and other liabilities	60,297	63,759
Total liabilities	187,822	194,973
Redeemable Series B preferred stock (liquidation preference of $64,020 at January 31, 2018 and October 31, 2017, respectively)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $24,201 and $33,300 as of January 31, 2018 and October 31, 2017, respectively)	20,131	27,700
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 and 125,000,000 shares authorized at January 31, 2018 and October 31, 2017, respectively; 77,602,110 and 69,492,816 shares issued and outstanding at January 31, 2018 and October 31, 2017, respectively)	8	7
Additional paid-in capital	1,055,154	1,045,197
Accumulated deficit	(947,716)	(943,533)
Accumulated other comprehensive loss	(382)	(415)
Treasury stock, Common, at cost (88,861 at January 31, 2018 and October 31, 2017, respectively)	(280)	(280)
Deferred compensation	280	280
Total stockholders’ equity	107,064	101,256
Total liabilities and stockholders’ equity	$374,874	$383,786

FuelCell Energy First Quarter Fiscal 2018 Results	Page 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2018	2017
Revenues:
Product sales	$29,530	$1,807
Service and license	4,104	6,936
Generation	1,892	2,085
Advanced Technologies	3,087	6,174
Total revenues	38,613	17,002

Costs of revenues:
Product	26,137	4,055
Service and license	3,406	6,266
Generation	1,609	1,115
Advanced Technologies	2,826	3,753
Total cost of revenues	33,978	15,189

Gross profit	4,635	1,813

Operating expenses:
Administrative and selling expenses	6,142	6,004
Research and development expense	4,046	5,392
Restructuring expense	-	1,345
Total operating expenses	10,188	12,741

Loss from operations	(5,553)	(10,928)

Interest expense	(2,141)	(2,267)
Other income (expense), net	476	(409)

Loss before benefit (provision) for income taxes	(7,218)	(13,604)

Benefit (provision) for income taxes	3,035	(81)

Net loss	(4,183)	(13,685)

Series C preferred stock deemed dividend	(3,463)	-
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(8,446)	$(14,485)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.12)	$(0.39)
Basic and diluted weighted average shares outstanding	72,024,811	37,613,216

FuelCell Energy First Quarter Fiscal 2018 Results	Page 8

Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of FuelCell Energy with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to FuelCell Energy, Inc., primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,
(Amounts in thousands)	2018	2017
Net loss	$(4,183)	$(13,685)
Depreciation	2,128	2,057
(Benefit)/Provision for income taxes, net	(3,035)	81
Other (income)/expense, net(1)	(476)	409
Interest expense	2,141	2,267
EBITDA	$(3,425)	$(8,871)
Stock-based compensation expense	617	1,013
Restructuring expense	-	1,345
Adjusted EBITDA	$(2,808)	$(6,513)

(1)

Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.